Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference of our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Lincoln National Corporation for the registration of Deferred Compensation Obligations under the Lincoln National Corporation Deferred Compensation Plan for Agents and to the incorporation by reference therein of our reports dated March 1, 2013, with respect to the consolidated financial statements and schedules of Lincoln National Corporation, and the effectiveness of internal control over financial reporting of Lincoln National Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

Philadelphia, Pennsylvania
June 5, 2013